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                                  EXHIBIT 23.1

                             CONSENT OF INDEPENDENT
                           CERTIFIED PUBLIC ACCOUNTANT



Electric City Corp.
Elk Grove Village, Illinois



We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated February 21, 2003, except for Note 20, which is as of February 27, 2003, relating to the consolidated financial statements of Electric City Corp. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2002. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.


Chicago, Illinois                                       /s/ BDO SEIDMAN, LLP
May 8, 2003